UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  01/21/2005

Wells Real Estate Investment Trust II, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  333-107066

MD	20-0068852
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of Principal Executive Offices, Including Zip Code)

770-449-7800
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On January 21, 2005, Wells Real Estate Investment Trust II, Inc. (the "Registrant"), through a wholly-owned subsidiary, entered into a $23.8 million interest-only promissory note (the "Note") with Transamerica Occidental Life Insurance Company (the "Lender"). In consideration for the Note, the Registrant granted to the Lender a security interest in the right, title and interest in a two-story office building containing approximately 251,000 rentable square feet located in Westborough, Massachusetts (the "9 Technology Drive Building"). The proceeds of the Note were used to pay down amounts outstanding under the Registrant's $430.0 million credit facility with Bank of America, N.A. The Note matures on February 1, 2008 and carries an annual fixed interest rate of 4.31%. The Registrant will pay interest on the Note in monthly installments of approximately $85,000. The Registrant may prepay the Note in full any time after January 2006 for a fee equal to the greater of (a) 1% of the prepayment amount or (b) the discounted difference between the interest that the Lender would have received had the Registrant not prepaid the Note and the interest that the Lender would receive if the prepayment amount was invested in United States Treasury Securities with a maturity date of February 1, 2008 ("Yield Maintenance"). The Note is non-recourse to the Registrant.

The Note provides that the occurrence of any of the following will constitute an event of default by the Lender: (a) the Lender fails to receive any required installment of principal and interest on or before the date in which it is due, (b) the Registrant fails to pay the matured balance of the Note on the maturity date. If a default exists, the Lender may, at its option, declare the unpaid balance of the Note due and payable, together with all accrued interest, all costs of collection and the applicable prepayment fee noted above. If the prepayment is tendered prior to February 2006, the prepayment fee shall be an amount equal to the greater of (a) 10% of the prepayment amount or (b) the Yield Maintenance.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Wells Real Estate Investment Trust II, Inc.

Date: January 27, 2005.	By:	/s/ Randall D. Fretz
Randall D. Fretz
Senior Vice President